Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, Md. October 12, 2016 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced that it has filed its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 which was not timely filed due to unforeseen delays in the completion of the financial statements of the Company’s 50%-owned Hong Kong Joint Venture. As previously reported, the Company had received a letter from NYSE MKT LLC (the “Exchange”) stating that the delayed filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 violated Exchange rules and that unless prompt corrective action is taken, the Company could be subject to delisting. The Company believes that the filing of this Quarterly Report on Form 10-Q satisfies the Exchange’s requirements for prompt corrective action with respect to the Company’s late Quarterly Report on Form 10-Q.

Universal reported sales of $3,178,607 for the quarter ended June 30, 2016 versus $2,936,490 for the comparable period of last year. The Company reported a net loss of $389,679, or $0.17 per basic and diluted share, compared to a net loss of $777,077 or $0.34 per basic and diluted share, for the same period last year.

“The Company continues to execute its strategy of increasing sales and reducing expenses in its effort to return to profitability both domestically and internationally thru its Joint Venture. The Company expects the favorable trends from it first quarter of higher sales and lower recurring expenses to continue during the current fiscal year and should accelerate once the Company completes its line of sealed photoelectric smoke alarms and combination alarms” said Harvey Grossblatt.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 47-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2016	2015
Sales	$3,178,607	$2,936,490

Net loss:	$(389,679)	$(777,077)
Net loss per share – basic and diluted	$(0.17)	$(0.34)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2016	June 30, 2015
ASSETS
Cash	$175,753	$253,362
Funds held by factor	161,305	-
Accounts receivable and amount due from factor	2,066,670	2,258,378
Inventory	4,506,545	4,683,601
Prepaid expense	436,980	476,399

TOTAL CURRENT ASSETS	7,347,253	7,671,740
INVESTMENT IN HONG KONG JOINT VENTURE	11,399,694	12,562,630
PROPERTY, PLANT AND EQUIPMENT – NET	130,757	166,782
OTHER ASSETS AND DEFERRED TAX ASSET	6,000	26,000
TOTAL ASSETS	$18,883,704	$20,427,152

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - Factor	$-	$426,732
Accounts payable and accrued expenses	2,953,905	1,942,470
Accrued liabilities	114,466	171,545
TOTAL CURRENT LIABILITIES	3,068,371	2,540,747
LONG TERM OBLIGATION	-	-
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at June 30, 2016 and June 30, 2015	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Retained earnings	2,060,861	3,811,255
Equity in Comprehensive Income of Joint Venture	845,502	1,166,180
TOTAL SHAREHOLDERS’ EQUITY	15,815,333	17,886,405
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,883,704	$20,427,152